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Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
CLEAN ENERGY FUELS, CORP.

        Clean Energy Fuels Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") does hereby further certify as follows:

        FIRST:    At a meeting of the Board of Directors of the Corporation held on March 2, 2010, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate"), declaring said amendment to be advisable and providing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the annual meeting of the stockholders of the Corporation to be held on May 26, 2010. The resolution setting forth the proposed amendment is as follows:

  NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of Clean Energy Fuels Corp., be amended by changing Article 4 A. so that, as amended, it shall be and read as follows:

ARTICLE 4
CAPITAL STOCK

    A.
    "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which this corporation is authorized to issue is 150,000,000 shares, 149,000,000 of which shall be Common Stock with a par value of $.0001 per share, and 1,000,000 of which shall be Preferred Stock with a par value of $.0001 per share."

        SECOND:    Thereafter, pursuant to the resolution of its Board of Directors, at the annual meeting of the stockholders of the Corporation held on May 26, 2010, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares and shareholders as required by statute and by the Restated Certificate were voted and voted in favor of the amendment.

        THIRD:    Said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its officer thereunto duly authorized, this 27th day of May, 2010.

CLEAN ENERGY FUELS CORP.
By:	/s/ MITCHELL W. PRATT Name: Mitchell W. Pratt Title: SVP & Corporate Secretary

 RESTATED CERTIFICATE OF INCORPORATION
OF
CLEAN ENERGY FUELS CORP.

Reflecting all amendments through August 18, 2006

        The undersigned, for the purpose of restating the certificate of incorporation of Clean Energy Fuels Corp., originally filed with the Secretary of State of the State of Delaware on April 17, 2001 (at which time the name of the corporation was PFC/eFuels Mergeco, Inc.), does hereby execute this Restated Certificate of Incorporation pursuant to Section 245 of the General Corporation Law of the State of Delaware and does hereby certify as follows:

ARTICLE 1
NAME

        The name of this corporation is Clean Energy Fuels Corp.

ARTICLE 2
REGISTERED OFFICE AND RESIDENT AGENT

        The address of this corporation's registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19901. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3
CORPORATE PURPOSES

        The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4
CAPITAL STOCK

        A     This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which this corporation is authorized to issue is 100,000,000 shares, 99,000,000 of which shall be Common Stock with a par value of $.0001 per share, and 1,000,000 of which shall be Preferred Stock with a par value of $.0001 per share.

        B     The Board of Directors of this corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or any series thereof in any Certificate of Designation or this corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation or acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding or reserved for issuance upon conversion of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE 5
AMENDMENT OF BYLAWS AND ELECTION OF DIRECTORS

        In furtherance and not in limitation of the powers conferred by statute, the board of directors of this corporation is expressly authorized to make, alter or repeal the bylaws of this corporation. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of this corporation.

ARTICLE 6
NO DIRECTOR LIABILITY

        A     To the fullest extent permitted by the law of the State of Delaware as it now exists or may hereafter be amended, no director or officer of this corporation shall be liable to this corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed by such director or officer, as applicable, to this corporation or its stockholders; provided, however, that liability of any director or officer shall not be eliminated or limited for acts or omissions which involve any breach of a director's or officer's duty of loyalty to this corporation or its stockholders, intentional misconduct, fraud or a knowing violation of law, under Section 174 of the General Corporation Law of the State of Delaware or for transaction from which the officer or director derived an improper personal benefit.

        B     This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and hold harmless and upon request shall advance expenses to any person (and heirs, executors or administrators of such person) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while such a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of another corporation or any partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by law, agreement, vote of directors or stockholders or otherwise an shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article 6 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article 6 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

        C     This corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of this corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the law of the State of Delaware.

        D     This corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not this corporation would have the power to indemnify him against such liability under the law of the State of Delaware.

        E     The rights and authority conferred in this Article 6 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

        F      Neither the amendment nor repeal of this Article 6, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of this corporation, nor, to the fullest extent permitted by the law of the State of Delaware any modification of law, shall eliminate or reduce the effect of this Article 6 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE 7
DIRECTOR RELIANCE

        A director shall be fully protected in relying in good faith upon the books of account or other records of this corporation or statements prepared by any of its officers or by independent public accountants or by an appraiser selected with reasonable care by the Board of Directors as to the value and amount of the assets, liabilities and/or net profits of this corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which this corporation's capital stock might properly be purchased or redeemed.

* * *

        IN WITNESS WHEREOF, the undersigned hereby certifies that this Restated Certificate of Incorporation was duly adopted by a vote of the directors of the corporation without a vote of the stockholders of the corporation, in accordance with Section 245(b) of the General Corporation Law of the State of Delaware; and that this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation's certificate of incorporation as theretofore amended and supplemented, and that there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

Dated: September 14, 2006	By:	/s/ MITCHELL W. PRATT Mitchell W. Pratt Secretary

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  Exhibit 3.1.1
CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF CLEAN ENERGY FUELS, CORP.
ARTICLE 4 CAPITAL STOCK
RESTATED CERTIFICATE OF INCORPORATION OF CLEAN ENERGY FUELS CORP. Reflecting all amendments through August 18, 2006
ARTICLE 1 NAME
ARTICLE 2 REGISTERED OFFICE AND RESIDENT AGENT
ARTICLE 3 CORPORATE PURPOSES
ARTICLE 4 CAPITAL STOCK
ARTICLE 5 AMENDMENT OF BYLAWS AND ELECTION OF DIRECTORS
ARTICLE 6 NO DIRECTOR LIABILITY
ARTICLE 7 DIRECTOR RELIANCE